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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            OSI Pharmaceuticals, Inc.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                                      13-3159796
----------------------------------------       ---------------------------------
(State of Incorporation or Organization)       (IRS Employer Identification No.)

    106 Charles Lindbergh Boulevard
            Uniondale, NY                                     11553
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(Address of Principal Executive Offices)                   (Zip Code)

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. | |

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

      Securities Act registration statement file number to which this form relates: Not Applicable.

      Securities to be registered pursuant to Section 12(b) of the Act:

         Title Of Each Class            Name of Each Exchange On Which
         To Be So Registered            Each Class Is To Be Registered
         -------------------            ------------------------------
               None                                N/A


      Securities to be registered pursuant to Section 12(g) of the Act:

         Series SRP Junior Participating Preferred Stock Purchase Rights
         ---------------------------------------------------------------
                                (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On June 23, 1999, the Board of Directors of OSI Pharmaceuticals, Inc., a Delaware corporation (the "Company"), declared a dividend distribution of one right (a "Right") for each outstanding share of common stock of the Company (the "Common Stock") payable to stockholders of record at the close of business on July 23, 1999. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of a newly-created series of preferred stock, par value $0.01 per share (the "Preferred Stock"), at a price of $50.00 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the form of Rights Agreement (the "Rights Agreement") dated as of June 23, 1999 between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

      The Rights are not exercisable until the "Distribution Date," which is the earlier of (i) the date which is 10 days (or such later date as the Board of Directors may determine) after the commencement of, or first public announcement of an intention to make, a tender or exchange offer by any person or entity (each a "Person") the consummation of which would result in a Person or group becoming an Acquiring Person (defined below) or (ii) the date of the first public announcement that a Person or group of affiliated or associated Persons has acquired, or obtained the right to acquire, otherwise than pursuant to a Permitted Offer (described below), beneficial ownership of 17.5% or more of the outstanding shares of Common Stock. A Person or group whose acquisition of shares of Common Stock causes a Distribution Date to occur pursuant to the foregoing clause (ii) is an "Acquiring Person."

      Until the Distribution Date (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after July 23, 1999 will contain a notation referring to the Rights associated with such shares of Common Stock, incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights.

      The Rights will expire at the close of business on May 31, 2009, unless earlier redeemed by the Company as described below.

      In the event that any Person becomes an Acquiring Person (otherwise than pursuant to a Permitted Offer), the Rights will be modified automatically so that each holder of a Right will thereafter have, in lieu of the right to purchase shares of Preferred Stock, the right (the "Flip-In Right") to receive upon exercise of the Right the number of shares of Common Stock which, immediately before such Acquiring Person became an Acquiring Person, had a market value equal to twice the amount of the exercise price of the Right. Notwithstanding the foregoing, after such Person shall have become an Acquiring Person, all Rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void. A "Permitted Offer" is a tender
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or exchange offer which is for all outstanding shares of Common Stock at a price and on terms which the Board of Directors determines to be adequate and in the best interests of the Company, its stockholders and other relevant constituencies, other than such Acquiring Person, its affiliates and associates.

      In the event that, at any time after a Person or group has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination in which the holders of all of the outstanding shares of Common Stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power or (ii) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate thereof or any other Person in which such Acquiring Person, affiliate or associate has an interest or any Person acting on behalf of or in concert with such Acquiring Person (or, if in such transaction all holders of shares of Common Stock are not treated alike, any other Person), then each holder of a Right (except Rights which previously have become null and void as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise of the Right, shares of common stock of the acquiring company having a value equal to twice the amount of the exercise price of the Right. Each such holder of a Right will continue to have a Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right, and such holder will have a successive Flip-Over Right on each occurrence of a transaction specified in the first sentence of this paragraph.

      At any time before a Person or group becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. Notice of redemption will be given by mail to each holder of Rights at such holder's last address on the registry books for the Rights, or, at the Company's option, by issuing a press release and mailing payment of the redemption price to the registered holders of the Rights.

      The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustments from time to time to prevent dilution in the event of certain changes in the Preferred Stock or Common Stock or distributions of such stock or other events which would otherwise diminish the benefits intended to be afforded by the Rights. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

      No fractional Rights or shares of Preferred Stock or Common Stock will be issued (other than fractions of a share of Preferred Stock which are one one-thousandth of a share or an integral multiple of one one-thousandth of a share) and, in lieu thereof, a payment in cash will be made based on the market price of the Rights, Preferred Stock or Common Stock, as the case may be, on the last trading date prior to the date of exercise of the Rights involved.

      The dividends, liquidation and voting rights, and the non-redemption feature of the Preferred Stock are designed so that the value of the one one-thousandth of a share of Preferred
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Stock purchasable upon exercise of each Right will approximate the value of one share of Common Stock. The Preferred Stock will be non-redeemable and will rank junior to all other series of the Company's Preferred Stock. Each whole share of Preferred Stock will be entitled to receive a quarterly preferential dividend of the greater of (a) $.025 per share or (b) 1,000 times the dividend declared on the Common Stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to receive a preferential liquidation payment of $.01 per share and will also be entitled to receive, in the aggregate, a liquidation payment equal to 1,000 times the liquidation payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or converted into other stock or securities, cash or other property, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock.

      Prior to the Distribution Date the Board of Directors may amend any of the provisions of the Rights Agreement other than to decrease the Redemption Price, increase the Exercise Price or decrease the number of one one-thousandths of a share of Preferred Stock purchasable upon exercise of a Right. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of the holders of Rights (other than holders whose Rights have become null and void as set forth above) or to shorten or lengthen any time period under the Rights Agreement; provided that no such amendment may be adopted to adjust the time period governing redemption at a time when the Rights are not redeemable.

      Until a Right is exercised, the holder thereof, as such, will have no right as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Company, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

      A copy of the Rights Agreement was filed as an exhibit to the Company's Report on Form 8-K filed on June 28, 1999. The summary description of the Rights set forth herein does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.
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ITEM 2.  EXHIBITS

----------------------------------------------------------------------------------
 EXHIBIT NO.                               DESCRIPTION
----------------------------------------------------------------------------------
      1        Form of Rights Agreement, dated as of June 23, 1999, between OSI
               Pharmaceuticals, Inc. and  The Bank of New York, as Rights Agent.*
----------------------------------------------------------------------------------
      2        Terms of Series SRP Junior Participating Preferred Stock (which is attached as Exhibit A to the Rights Agreement referred to in
               Exhibit 1 hereto).*
----------------------------------------------------------------------------------
      3        Summary of Rights to Purchase Series SRP Junior Participating
               Preferred Stock (which is attached as Exhibit B to the Rights
               Agreement referred to in Exhibit 1 hereto).*
----------------------------------------------------------------------------------
      4        Form of Right Certificate (which is attached as Exhibit C to the
               Rights Agreement referred to in Exhibit 1 hereto).*
----------------------------------------------------------------------------------

* Previously filed by the Company as part of Exhibit 4 to the Company's Report on Form 8-K filed on June 28, 1999, which exhibit is incorporated herein by reference thereto.
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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  June 29, 1999                   OSI PHARMACEUTICALS, INC.


                                 By:   /s/ Robert L. Van Nostrand
                                       -----------------------------------------
                                       Name: Robert L. Van Nostrand
                                       Title: Vice President and Chief Financial
                                              Officer, Secretary and Treasurer

                                  EXHIBIT INDEX


----------------------------------------------------------------------------------
 EXHIBIT NO.                               DESCRIPTION
----------------------------------------------------------------------------------
      1        Form of Rights Agreement, dated as of June 23, 1999, between OSI
               Pharmaceuticals, Inc. and The Bank of New York, as Rights Agent.*
----------------------------------------------------------------------------------
      2        Terms of Series SRP Junior Participating Preferred Stock (which is attached as Exhibit A to the Rights Agreement referred to in
               Exhibit 1 hereto.)*
----------------------------------------------------------------------------------
      3        Summary of Rights to Purchase Series SRP Junior Participating
               Preferred Stock (which is attached as Exhibit B to the Rights
               Agreement referred to in Exhibit 1 hereto.)*
----------------------------------------------------------------------------------
      4        Form of Right Certificate (which is attached as Exhibit C to the
               Rights Agreement referred to in Exhibit 1 hereto).*
----------------------------------------------------------------------------------

* Previously filed by the Company as part of Exhibit 4 to the Company's Report on Form 8-K filed on June 28, 1999, which exhibit is incorporated herein by reference thereto.